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                                                                    EXHIBIT 99.1
                                                                    NEWS RELEASE


FOR IMMEDIATE RELEASE


CONTACT: John Swenson
         Asyst Technologies, Inc.
         510/661-5000


               ASYST TECHNOLOGIES MOVES FORWARD WITH RESTRUCTURING

FREMONT, Calif., Dec. 9, 2004 - Asyst Technologies, Inc. (Nasdaq NM: ASYTE), announced today that it is moving forward on restructuring of its ATI operations (its base business, excluding the Asyst Shinko, Inc. joint venture) with a reduction in worldwide workforce. The action is expected to provide annual expense savings of approximately $8-$9 million and reflects the company's continuing transition of its business model.

         "We have reached an inflection point in the evolution of our business model that allows us to implement long-planned adjustments to our ATI expense structure," said Steve Schwartz, president and CEO of Asyst. "During the past two years, we have outsourced our ATI manufacturing operations, introduced new products in all of our key product groups, and reorganized the business around a focused vision for automating semiconductor manufacturing. These activities have positioned us to implement this phase of the restructuring, which when completed also will contribute to lowering the ATI and consolidated breakeven levels."

         As a result of the workforce action, the company expects to incur one-time cash severance and termination charges of approximately $2 million in its third fiscal quarter ending December 25, 2004. The company continues to evaluate facility-related restructuring actions that would provide additional cost savings and would result in additional restructuring charges in future quarters. The company also anticipates ramping-down certain supply chain and administrative projects in 2005, which is expected to provide additional savings.

ABOUT ASYST:

Asyst Technologies, Inc. is a leading provider of integrated automation solutions that enable semiconductor and flat panel display (FPD) manufacturers to increase manufacturing productivity and protect investments in materials during manufacturing. The company offers a broad range of 200mm, 300mm and FPD solutions that enable the safe transfer of material and information between process equipment and the fab line throughout the fabrication process, while reducing damage caused by human, environmental, mechanical and chemical factors. Encompassing isolation systems, work-in-process materials management, substrate-handling robotics, automated transport and loading systems, and connectivity automation software, Asyst's modular, interoperable solutions allow chip and FPD manufacturers as well as original equipment manufacturers, or OEMs, to select and employ the value-assured, hands-off manufacturing capabilities that best suit their needs. Asyst's homepage is http://www.asyst.com

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995

Except for statements of historical fact, the statements in this press release are forward-looking. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements



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made. These factors include, but are not limited to: the company's ability to timely implement planned restructuring activities and to accurately estimate and realize the amount and timing of cost savings from these activities; the timing and magnitude of restructuring charges related to severance, facility consolidation and restructuring activities; failure to complete planned restructuring and outsourcing programs; failure to retain and attract key employees; and other factors more fully detailed in the company's annual report on Form 10-K for the year ended March 31, 2004, and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.